UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2017

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33818	48-1293684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2800 Patton Road St. Paul, Minnesota	55113
(Address of principal executive offices)	(Zip Code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                     Entry into a Material Definitive Agreement.

Merger Agreement

On October 2, 2017, EnteroMedics Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ReShape Medical, Inc., a Delaware corporation (“ReShape”), Nixon Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Nixon Subsidiary Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Sub LLC”), and HealthCor Partners Fund II, L.P. and Endeavour Medtech GP Limited, solely in their capacity as members of the committee (the “ReShape Holder Committee”) representing the ReShape stockholders and convertible promissory note holders receiving a portion of the merger consideration (the “ReShape Holders”). Pursuant to the Merger Agreement, among other things, Merger Sub initially merged with and into ReShape, with ReShape surviving as a wholly owned subsidiary of the Company (the “Merger”) and, subsequently, ReShape merged with and into Sub LLC, with Sub LLC as the surviving company and a wholly owned subsidiary of the Company. The Merger has been approved by the board of directors of the Company (the “Board”), by the boards of directors of Merger Sub and ReShape, by the sole member of Sub LLC, and by the stockholders of ReShape.

The aggregate merger consideration paid by the Company for all of the outstanding shares of capital stock and securities convertible into shares of capital stock of ReShape is: (i) 2,356,729 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), (ii) 187,772 shares of newly created series C convertible preferred stock, par value $0.01 per share, of the Company (“Series C Preferred Stock”), which shares will become convertible into 18,777,200 shares of Common Stock subject to and contingent upon the post-closing approval of the Company’s stockholders in accordance with the NASDAQ Stock Market Rules, as described in more detail below, and (iii) approximately $5 million in cash, which amount, together with ReShape’s cash on-hand, will be immediately used to pay ReShape’s outstanding senior secured indebtedness and certain transaction expenses of ReShape. The Series C Preferred Stock has a liquidation preference of $274.8774 per share, or $2.748774 per underlying share of Common Stock. Holders of the Series Preferred Stock have the right to convert their shares into shares of Common Stock, assuming the required stockholder approval is obtained, instead of receiving the liquidation preference.  At the closing of the Merger, 22,198 shares of Series C Preferred Stock were deposited with an escrow agent to fund post-closing indemnification obligations of the ReShape Holders.

The shares of Common Stock issued at the closing of the Merger represent approximately 19.9% of the total outstanding shares of Common Stock immediately prior to the Merger and approximately 16.6% of the total outstanding shares of Common Stock immediately following the Merger. Collectively, the shares of Common Stock and Series C Preferred Stock issued in connection with the Merger represent approximately 49.0% of the issued and outstanding capital stock of the Company following the Merger, assuming the conversion of the Series C Preferred Stock and all of the Company’s other outstanding shares of preferred stock into shares of Common Stock. The ReShape Holders will not be permitted to convert their shares of Series C Preferred Stock into shares of Common Stock to the extent such conversion would cause them to hold more than 49.0% of the Company’s outstanding voting securities at the time of any such conversion. Other than with respect to certain specific matters set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock (the “Series C Certificate of Designation”), shares of Series C Preferred Stock will be non-voting until the receipt of the required Company stockholder approval and their conversion in shares of common Stock. Upon the post-closing approval of the Company’s stockholders, a portion of the shares of Series C Preferred Stock will automatically convert into approximately 8,238,400 shares of Common Stock and the remaining shares of Series C Preferred Stock will thereafter be convertible into shares of Common Stock at the option of the holders of the shares. However, if the volume weighted average price of the Common Stock exceeds $5.00 per share for at least 20 trading days, then all outstanding shares of Series C Preferred Stock will automatically convert into shares of Common Stock. The foregoing description of the preferences, rights and limitations of the Series C Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Series C Certificate of Designation, which is filed as Exhibit 3.1 to this report and is incorporated herein by reference.

Approval by the Company’s stockholders was not required in connection with the closing of the Merger and the issuance of shares of Common Stock and Series C Preferred Stock in connection with the Merger. Under the terms of the Merger Agreement, the Company has agreed to use commercially reasonable efforts to call and hold a meeting of the Company’s stockholders to obtain the requisite approval for the conversion of the Series C Preferred Stock into shares of Common Stock, for purposes of the NASDAQ Stock Market Rules, no later than December 31, 2017 and, if such approval is not obtained at that meeting, to obtain such approval at an annual or special stockholders meeting to be held at least every six months thereafter.

As long the ReShape Holders own at least 10% of the outstanding Common Stock (for this purpose treating as outstanding the shares of Common Stock issuable upon conversion of the Series C Preferred Stock), the ReShape Holder Committee will have the right to designate for nomination two directors to the Board, and the Company will nominate and use commercially reasonable efforts to appoint each such person to the Board, although any nominees must be reasonably acceptable to the Company’s then current Board members. At the closing of the Merger, Michael Y. Mashaal, M.D. was appointed to the Board as a designee of the Company Holder Committee, as discussed in Item 5.02 below.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this report and is incorporated herein by reference. The Merger Agreement and related description are intended to provide you with information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its reports filed with the Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and related description are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The assertions embodied in the representations and warranties made by ReShape in the Merger Agreement are qualified in information contained in disclosure schedules that ReShape has delivered to the Company in connection with the signing of the Merger Agreement made for purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable under the securities laws. Stockholders of the Company are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, ReShape or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement.

Voting and Standstill Agreements

On October 2, 2017, in connection with and as a condition to the execution of the Merger Agreement, the Company and each ReShape Holder who will hold at least 5% of the outstanding Common Stock (on an as-converted basis) after the Merger entered into a voting and standstill (the “Voting and Standstill Agreements”) pursuant to which such ReShape Holders agreed to (i) vote all shares of Common Stock in the same manner as and in the same proportion as the votes cast on the matter by the holders of the Company’s voting securities entitled to vote on the matter, unless such requirement is waived by the Board, and (ii) certain customary standstill provisions pursuant to which such ReShape Holders will refrain from various actions that might relate to the acquisition of control of the Company, such as making proposals to acquire the Company or launching a proxy context. The ReShape Holders who entered into a Voting and Standstill Agreement are Endeavour Medtech Growth LP, HealthCor Partners Fund II, L.P., New Leaf Ventures I, L.P., SV Life Sciences Fund IV, L.P. and U.S. Venture Partners X, L.P. Collectively, the ReShape Holders party to the Voting and Standstill Agreements own approximately 41.9% of the issued and outstanding capital stock of the Company following the Merger, assuming the conversion of the Series C Preferred Stock and all of the Company’s other outstanding shares of preferred stock into shares of Common Stock.

The foregoing description of the Voting and Standstill Agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the form of Voting and Standstill Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.01                                        Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 is incorporated herein by reference. The transactions contemplated by the Merger Agreement, including the Merger, described in Item 1.01 above were completed on October 2, 2017.

Item 3.02                                           Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference. The issuance of the Common Stock and Series C Preferred Stock in connection with the Merger was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder, based upon appropriate representations and certifications that the Company has obtained from the ReShape Holders.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, the Board elected Michael Y. Mashaal, M.D. as a designee of the ReShape Holder Committee effective as of the closing of the Merger. Dr. Mashaal will serve on the Board as a Class I director for a term expiring at the Company’s 2020 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Dr. Mashaal is a Managing Director and Founding Partner of HealthCor Partners Management, L.P., a registered investment advisor that invests primarily in growth equity and later stage developmental companies across all sectors of the healthcare and life sciences industry. Dr. Mashaal joined HealthCor Group in 2005. Previously, from 2000 to 2005, Dr. Mashaal served as a Research Analyst focused on healthcare and biotechnology for several large institutional investment firms. Dr. Mashaal graduated from Emory University in 1994 with a B.A. in Biology. After receiving an M.D. at State University of New York at Stony Brook School of Medicine in 1998, Dr. Mashaal trained in general surgery at the University Hospital at Stony Brook from 1998 to 1999.

Other than the Merger Agreement pursuant to which the Company agreed to add Dr. Mashaal to the Board, there are no arrangements or understandings between Dr. Mashaal and any other person pursuant to which he was selected as a director, nor are there any transactions in which Dr. Mashaal has an interest that would be reportable under Item 404(a) of Regulation S-K. Dr. Mashaal will be compensated in accordance with the Company’s non-employee director compensation program, which is described on pages 14 through 16 of the Company’s definitive proxy statement filed with the SEC on April 27, 2017.

In accordance with the Company’s customary practice, the Company has entered into its standard form of indemnification agreement with Dr. Mashaal, which will require the Company to indemnify him against certain liabilities that may arise as result of his status or service as a director. The description of Dr. Mashaal’s indemnification agreements is qualified in its entirety by the full text of the form of indemnification agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Carl D. Goldfischer, M.D. and Nicholas L. Teti, Jr. resigned from the Board. Dr. Goldfischer resigned on September 30, 2017 and Mr. Teti resigned on October 2, 2017, in each case effectively immediately. Their resignations were in connection with the Merger and not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01                                           Regulation FD Disclosure.

On October 2, 2017, the Company announced the transaction described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by the Company under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01                                           Financial Statements and Exhibits.

(a)         Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date upon which this current report on Form 8-K must be filed.

(b)  Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date upon which this current report on Form 8-K must be filed.

(c)  Shell Company Information.

Not applicable.

(d)  Exhibits.

Exhibit No.	Description
2.1*

Agreement and Plan of Merger, dated as of October 2, 2017, by and among EnteroMedics Inc., ReShape Medical, Inc., Nixon Subsidiary Inc., Nixon Subsidiary Holdings LLC and the ReShape Holder Committee (filed herewith)

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock (filed herewith)
10.1	Form of Voting and Standstill Agreement between EnteroMedics Inc. and certain ReShape Holders (filed herewith)
10.2

Form of Indemnification Agreement between EnteroMedics Inc. and each of its Executive Officers and Directors (incorporated herein by reference to Exhibit 10.17 to Amendment No. 1 to the EnteroMedics Inc.’s Registration Statement on Form S-1 filed on July 6, 2007 (File No. 333-143265))

99.1	Press Release, dated October 2, 2017 (furnished herewith)

*            Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement (identified therein) have been omitted from this report and will be furnished supplementally to the SEC upon request.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement and other relevant materials with the SEC to obtain approval from the Company’s stockholders of the conversion of the Series C Preferred Stock to be issued to the ReShape Holders in connection with the acquisition into shares of Common Stock (the “Stockholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by the Company with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from the Company’s website at www.enteromedics.com or by writing to: EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Investor Relations.

The Company and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Stockholder Approval. Information regarding the Company’s directors and executive officers is included in the Company’s definitive proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 27, 2017.

Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Stockholder Approval.

Cautionary Statement

The issuance of the securities in the transactions described in this report have not been registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This report shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer and Chief Compliance Officer

Dated: October 3, 2017